EXHIBIT 5.1
January 13, 2000

Mr. Barry Schecter
SVI Holdings, Inc.
12797 High Bluff Drive, Suite 335
San Diego, CA 92130

RE: Registration Statement on Form S-8

Dear Mr. Schechter:

We are delivering this opinion and consent to you in connection with the proposed issuance of up to 3,500,000 shares of common stock, $0.0001 par value (the "Plan Shares"), of SVI Holdings, Inc. (the "Company"), to be issued pursuant to the Company's 1998 Incentive Stock Plan (the "Plan"), and to be registered with the Securities and Exchange Commission on Form S-8 (the "Registration Statement").

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, the Plan Shares have been duly authorized by the Company and, when paid for and delivered in accordance with the terms of the Plan and the terms of the agreements evidencing the grants of the options, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

Very truly yours,


/s/ SOLOMON WARD SEIDENWURM & SMITH, LLP